Exhibit 99.1

NEWMARKET CORPORATION REPORTS THIRD QUARTER AND FIRST NINE MONTHS 2013 RESULTS

•	Petroleum Additives Operation Continues Strong Performance

•	Foundry Park Property Sold on July 2, 2013

•	52,400 Shares Repurchased in the Third Quarter of 2013

Richmond, VA, October 28, 2013 – NewMarket Corporation (NYSE:NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the third quarter and first nine months of 2013.

Net income for the third quarter of 2013 improved to $78.9 million, or $5.94 per share, compared to net income of $64.7 million, or $4.83 per share, for the third quarter of 2012. For the first nine months of 2013, net income increased to $210.7 million, or $15.81 per share, compared to net income of $186.5 million, or $13.91 per share, for the first nine months of last year.

Net income includes the results of discontinued operations of the real estate development segment and certain special items detailed in the Summary of Earnings below. In addition to the income from operations of the discontinued business, discontinued operations also include the gain on the July 2, 2013 sale of an office building which was owned by Foundry Park I, our wholly-owned subsidiary. All periods also include the impact of valuing an interest rate swap at fair value, while the first nine months of 2012 include a loss on early extinguishment of debt.

	Summary of Earnings (In millions, except per-share amounts)
	Third Quarter Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Net Income:
Net income	$78.9	$64.7	$210.7	$186.5
(Income) from operations of discontinued business	—	(0.9)	(0.5)	(1.5)
(Gain) on sale of discontinued business	(21.9)	—	(21.9)	—
(Gain) loss on interest rate swap agreement	0.4	1.1	(3.1)	3.5
Loss on early extinguishment of debt	—	—	—	5.6

Income excluding discontinued operations and special items	$57.4	$64.9	$185.2	$194.1

Diluted Earnings Per Share:
Net income	$5.94	$4.83	$15.81	$13.91
(Income) from operations of discontinued business	—	(0.07)	(0.04)	(0.11)
(Gain) on sale of discontinued business	(1.65)	—	(1.64)	—
(Gain) loss on interest rate swap agreement	0.03	0.08	(0.23)	0.26
Loss on early extinguishment of debt	—	—	—	0.41

Income excluding discontinued operations and special items	$4.32	$4.84	$13.90	$14.47

For the third quarter of this year, earnings excluding discontinued operations and special items amounted to $57.4 million, or $4.32 per share, compared to earnings on the same basis for the third quarter of last year of $64.9 million, or $4.84 per share. On the same basis, earnings for the first nine months of this year were $185.2 million, or $13.90 per share, while earnings for the first nine months of last year amounted to $194.1 million, or $14.47 per share.

The petroleum additives segment had another strong quarterly performance, as petroleum additives sales for the third quarter of this year were $577.6 million, an improvement of 5.5 percent over sales for the same period last year of $547.7 million. Shipments were up approximately 6 percent. Sales of petroleum additives for the first nine months of this year were $1,717.3 million compared to sales in the first nine months of last year of $1,689.6 million, while shipments were up approximately 2 percent for the period. Segment operating profit remained relatively consistent between the third quarter periods, at $95.5 million in the third quarter of 2013 versus $96.3 million in the prior year third quarter. For the first nine months of this year, petroleum additives operating profit was $295.3 million compared to operating profit for the same period last year of $300.4 million.

You will note in the previous table (Summary of Earnings) that earnings per share, excluding discontinued operations and special items was lower by $.52 per share compared to the third quarter 2012. As presented in the attachment entitled Segment Results and Other Financial Information, the same decrease (on a pretax basis) was $10.5 million. Our petroleum additives segment accounted for $0.8 million of the difference. The other major contributors included: lower operating profit in the All Other segment of $3.4 million mainly driven by certain accruals related to historical operations of our TEL business; higher Interest and Financing expenses of $3.0 million primarily due to the issuance of senior notes in December 2012 and lower debt outstanding in last year’s third quarter; and a decrease in Other Income, Net of $1.4 million due to a gain we recognized in the prior year third quarter due to the sale of securities we held in conjunction with a legal settlement.

We expect that our petroleum additives operating profit in 2013 will exceed last year’s result. We continue to increase our investment in research and development to enable the continuing flow of innovative products and solutions to our customers. Our business continues to generate strong cash flows. During the third quarter of this year we repurchased 52,400 shares of our stock bringing the total repurchases in the first nine months of this year to 157,800 shares at a cost of $41.2 million or an average cost per share of $260.81. Our strong cash flows coupled with the sale of the office building by Foundry Park I have resulted in a $247.3 million balance in our cash and cash equivalents at September 30, 2013, along with a $71.9 million reduction in debt since year end 2012.

Our Company is performing as expected, as world economies continue to recover. Our financial position is strong enhancing our capabilities to invest for future growth to meet our global customers’ needs and improve shareholder value.

Please read our third quarter Form 10-Q for more details on operations of the Company.

Sincerely,

Thomas E. Gottwald

The results for all periods this year and last year include discontinued operations, as well as the impact from valuing an interest rate swap agreement at fair value at the end of each reporting period. The prior year nine month results also include a loss on the early extinguishment of debt. The Company is reporting net income including these items, as well as income excluding them, and related per share amounts in the Summary of Earnings included in the earnings release. The Segment Results and Other Financial Information table included in this earnings release also includes a non-GAAP financial measure, Income from Continuing Operations before Special Items and Income Tax Expense, which is reconciled to a GAAP measure. The Company has also included the non-GAAP financial measure EBITDA in this earnings release. A schedule following the financial statements included in this earnings release is provided reflecting the calculation of EBITDA, defined as income from continuing operations, before the deduction of interest and financing expenses, income taxes, depreciation and amortization. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to net income determined under GAAP.

As a reminder, a conference call and Internet webcast is scheduled for 10:00 a.m. EDT on Tuesday, October 29, 2013, to review third quarter and first nine months 2013 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until November 5, 2013 at 11:59 p.m. EST by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The conference ID number is 100505. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: availability of raw materials and transportation systems; supply disruptions at single sourced facilities; ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; hazards common to chemical businesses; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; competition from other manufacturers; sudden or sharp raw materials price increases; gain or loss of significant customers; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; inability to complete future acquisitions or successfully integrate future acquisitions into our business and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2012 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the second quarter 2013, which are available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax:      804.788.5688

Email:  investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions, except per-share amounts, unaudited)

	Third Quarter Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012

Revenue:
Petroleum additives	$577.6	$547.7	$1,717.3	$1,689.6
All other (a)	2.9	3.5	6.7	9.0

Total	$580.5	$551.2	$1,724.0	$1,698.6

Segment operating profit:
Petroleum additives	$95.5	$96.3	$295.3	$300.4
All other (a)	(1.6)	1.8	(1.8)	5.1

Segment operating profit	93.9	98.1	293.5	305.5

Corporate unallocated expense	(6.9)	(5.0)	(17.3)	(16.0)
Interest and financing expenses	(4.3)	(1.3)	(13.6)	(6.4)
Other income, net	0.2	1.6	0.8	2.8

Income from continuing operations before special items and income tax expense	82.9	93.4	263.4	285.9

(Loss) gain on an interest rate swap agreement (b)	(0.7)	(1.7)	5.1	(5.7)
Loss on early extinguishment of debt (c)	0.0	0.0	0.0	(9.1)

Income from continuing operations before income tax expense	$82.2	$91.7	$268.5	$271.1

Net income:
Income from continuing operations	$57.0	$63.8	$188.3	$185.0
Gain on sale of discontinued business (d)	21.9	0.0	21.9	0.0
Income from operations of discontinued business (d)	0.0	0.9	0.5	1.5

Net income	$78.9	$64.7	$210.7	$186.5

Basic and diluted earnings per share:
Income from continuing operations	$4.29	$4.76	$14.13	$13.80
Discontinued operations (d)	1.65	0.07	1.68	0.11

Basic and diluted earnings per share	$5.94	$4.83	$15.81	$13.91

Notes to Segment Results and Other Financial Information

Prior periods have been reclassified to reflect the discontinued operations of the real estate development segment resulting from the July 2, 2013 sale of the building constructed by Foundry Park I and leased to MeadWestvaco Corporation.

(a)	“All other” includes the results of our tetraethyl lead (TEL) business, as well as certain contract manufacturing performed by Ethyl Corporation.
(b)	The (loss) gain on an interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the changes to fair value of the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.
(c)	In March 2012, we entered into a $650 million five-year unsecured revolving credit facility which replaced our previous $300 million unsecured revolving credit facility. During 2012, we used a portion of the $650 million revolving credit facility to fund the early redemption of all of our then outstanding 7.125% senior notes (senior notes), as well as to repay the outstanding principal amount on the Foundry Park I, LLC mortgage loan (mortgage loan). As a result, we recognized a loss on early extinguishment of debt of $9.9 million during the nine months ended September 30, 2012 from accelerated amortization of financing fees associated with the prior revolving credit facility, the senior notes, and the mortgage loan, as well as costs associated with redeeming the senior notes prior to maturity. Of the loss on early extinguishment of debt, $0.8 million for the nine months 2012 period is included as a component of discontinued operations.
(d)	On July 2, 2013, Foundry Park I completed the sale of its real estate assets which comprised the entire real estate development segment. The operations of the real estate development segment are reported as discontinued operations.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012

Net sales	$580,455	$551,187	$1,723,984	$1,698,556
Cost of goods sold	416,632	390,918	1,222,326	1,206,932

Gross profit	163,823	160,269	501,658	491,624

Selling, general, and administrative expenses	40,886	37,095	121,748	114,701
Research, development, and testing expenses	35,865	30,208	103,315	86,569

Operating profit	87,072	92,966	276,595	290,354

Interest and financing expenses	4,259	1,304	13,614	6,445
Loss on early extinguishment of debt (a)	—	—	—	9,092
Other (expense) income, net (b)	(613)	81	5,508	(3,740)

Income from continuing operations before income tax expense	82,200	91,743	268,489	271,077
Income tax expense	25,179	27,920	80,143	86,044

Income from continuing operations	57,021	63,823	188,346	185,033

Discontinued operations:
Gain on sale of discontinued business (net of tax) (c)	21,855	—	21,855	—
Income from operations of discontinued business (net of tax) (c)	20	892	540	1,497

Net income	$78,896	$64,715	$210,741	$186,530

Basic and diluted earnings per share:
Income from continuing operations	$4.29	$4.76	$14.13	$13.80
Discontinued operations (c)	1.65	0.07	1.68	0.11

Basic and diluted earnings per share	$5.94	$4.83	$15.81	$13.91

Cash dividends declared per share	$0.90	$0.75	$2.70	$2.25

Notes to Consolidated Statements of Income

Prior periods have been reclassified to reflect the discontinued operations of the real estate development segment resulting from the July 2, 2013 sale of the building constructed by Foundry Park I and leased to MeadWestvaco Corporation.

(a)	In March 2012, we entered into a $650 million five-year unsecured revolving credit facility which replaced our previous $300 million unsecured revolving credit facility. During 2012, we used a portion of the $650 million revolving credit facility to fund the early redemption of all of our then outstanding 7.125% senior notes (senior notes), as well as to repay the outstanding principal amount on the Foundry Park I, LLC mortgage loan (mortgage loan). As a result, we recognized a loss on early extinguishment of debt of $9.9 million during the nine months ended September 30, 2012 from accelerated amortization of financing fees associated with the prior revolving credit facility, the senior notes, and the mortgage loan, as well as costs associated with redeeming the senior notes prior to maturity. Of the loss on early extinguishment of debt, $0.8 million for the nine months of 2012 is included as a component of income from operations of discontinued business.
(b)	On June 25, 2009, we entered into an interest rate swap. The loss on the interest rate swap was $0.7 million for the quarter ended September 30, 2013 and the gain on the interest rate swap was $5.1 million for the nine months ended September 30, 2013. The loss on the interest rate swap was $1.7 million for the quarter ended September 30, 2012 and $5.7 million for the nine months ended September 30, 2012. We are not using hedge accounting to record the changes to fair value of the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.
(c)	On July 2, 2013, Foundry Park I completed the sale of its real estate assets which comprised the entire real estate development segment. The operations of the real estate development segment are reported as discontinued operations. The income from operations for the 2013 and 2012 periods represent the after tax earnings of the discontinued business.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	September 30 2013	December 31 2012
ASSETS

Current assets:
Cash and cash equivalents	$247,265	$89,129
Trade and other accounts receivable, less allowance for doubtful accounts ($481 - 2013; $319 - 2012)	323,669	297,055
Inventories	312,773	322,674
Deferred income taxes	8,832	8,452
Prepaid expenses and other current assets	33,538	18,185

Total current assets	926,077	735,495

Property, plant, and equipment, at cost	1,006,310	1,070,967
Less accumulated depreciation and amortization	723,971	712,596

Net property, plant, and equipment	282,339	358,371

Prepaid pension cost	17,371	12,710
Deferred income taxes	50,050	55,123
Other assets and deferred charges	44,612	72,007
Intangibles (net of amortization) and goodwill	24,789	30,542

Total assets	$1,345,238	$1,264,248

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$126,874	$119,298
Accrued expenses	79,680	79,061
Dividends payable	10,740	—
Book overdraft	5,275	3,906
Long-term debt, current portion	7,470	4,382
Income taxes payable	33,377	10,024

Total current liabilities	263,416	216,671

Long-term debt	349,452	424,407
Other noncurrent liabilities	193,284	220,965

Shareholders’ equity
Common stock and paid-in capital (without par value); issued and outstanding - 13,260,406 in 2013 and 13,417,877 in 2012	—	721
Accumulated other comprehensive loss	(108,382)	(110,689)
Retained earnings	647,468	512,173

	539,086	402,205

Total liabilities and shareholders’ equity	$1,345,238	$1,264,248

NEWMARKET CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(In thousands, unaudited)

	Nine Months Ended September 30
	2013	2012

Net income	$210,741	$186,530
Depreciation and amortization	35,926	32,449
Cash pension and postretirement contributions	(25,447)	(24,090)
Noncash pension and postretirement expense	16,388	14,146
Proceeds from sale of discontinued business	140,011	—
Gain on sale of discontinued business	(35,770)	—
Working capital changes	(988)	(41,566)
Capital expenditures	(47,163)	(25,444)
Net (repayments) borrowings under revolving credit agreements	(75,000)	116,000
Repurchases of common stock	(41,156)	—
Dividends paid	(35,914)	(30,171)
Proceeds from legal settlement	5,100	5,050
Repayment of senior notes and mortgage loan	—	(213,544)
Loss on early extinguishment of debt	—	9,932
Proceeds from sale of equity securities	—	6,303
Cash payment for 7.125% senior notes redemption premium	—	(5,345)
All other	11,408	(913)

Increase in cash and cash equivalents	$158,136	$29,337

NEWMARKET CORPORATION AND SUBSIDIARIES

NON-GAAP FINANCIAL INFORMATION

(In thousands, unaudited)

	Third Quarter Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012

Income from continuing operations	$57,021	$63,823	$188,346	$185,033

Add:
Interest and financing expenses	4,259	1,304	13,614	6,445
Income tax expense	25,179	27,920	80,143	86,044
Depreciation and amortization	9,689	9,327	30,198	28,110

EBITDA from continuing operations	96,148	102,374	312,301	305,632

Plus (less): loss (gain) on interest rate swap agreement	659	1,659	(5,116)	5,650
Plus: loss on early extinguishment of debt	—	—	—	9,092

EBITDA from continuing operations, as adjusted	$96,807	$104,033	$307,185	$320,374